Exhibit 10.1

Employment Agreement for JEFFREY ROYAL

This Agreement is made and effective as of September 27, 2024 (the “Effective Date”) by and between NICHOLAS FINANCIAL, INC., a Delaware company (“Employer” or “Company”) and JEFFREY ROYAL (“Employee”) and supersedes any prior employment-related agreements or oral representations between Employer and Employee unless otherwise incorporated into this Agreement by reference. Unless the context otherwise requires, all references to a designated section refer to the designated provision of this Agreement.

For and in consideration of the mutual promises and covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee agree as follows:

1.
Term. Employee’s employment hereunder shall begin on the Effective Date and end on September 30, 2026 (the “Term”), unless otherwise terminated or extended pursuant to the terms and conditions of this Agreement. Employer and Employee may mutually agree in writing to extend the Term on a month-to month basis.
2.
Position. During the Term, Employee shall serve as the chief executive officer with all the usual, customary and commensurate authority and duties such a position requires, as well as any other duties assigned to Employee. Employee acknowledges that Employee’s title and duties may change at any time during the Term of this Agreement. Employee shall remain subject to the overall authority of Employer’s board of directors (“Board”). Employee shall comply at all times with all rules, handbooks, policies and codes of conduct of Employer, whether written or unwritten, which may change from time to time at the sole and absolute discretion of Employer. Nothing in any of Employer’s rules, handbooks, policies or codes of conduct shall be construed to create employment for a specific time or to create any rights in favor of Employee that are contrary to the provisions of this Agreement.
3.
Best Efforts and Duty of Loyalty. Employee shall use Employee’s best efforts to promote the interests, prospects and condition (financial and otherwise) and welfare of Employer and shall perform Employee’s duties and responsibilities to the best of Employee’s ability in a diligent, trustworthy, businesslike and efficient manner. Employee may engage in other employment activities for any direct or indirect remuneration without the written approval of Employer. Employee will perform his duties in a manner consistent with generally accepted business and industry practices.
4.
Authority. Without Board approval, Employee does not have authority to commit the Company, or any entity owned or controlled by the Company, to any investment, business opportunity, or project.

5.
Compensation. Employer agrees to pay Employee for Employee’s services an annual base salary at the gross rate prior to all taxes and other withholdings of three hundred thousand dollars ($300,000), which will be paid quarterly (within 15 calendar days of the end of each quarter unless otherwise prohibited by federal securities laws) in the form of Company stock based on the average share price over the previous quarter (“Base Salary”).
6.
Bonus. During Employee’s employment under this Agreement, Employee shall be eligible to receive cash and stock bonuses, payable in accordance with Employer’s customary payroll practices applicable to its Employees, at the discretion of Employer.
7.
Benefits. Employee shall not be entitled to participate in any employee benefit plans, practices, and programs maintained by Employer; however, Employer will match future purchases of Company shares by Employee on a one-time basis in an amount up to thirty thousand (30,000) shares.
8.
Termination by Company.
(a)
General. Employee’s employment with Company is “at will” and Company shall have the right to terminate this Agreement with or without Cause, as defined in this Agreement, at any time during the Term by giving written notice to Employee. The termination shall become effective on the date specified in the notice.
(b)
Cause Defined. “Cause” shall mean:

(i) gross negligence, gross incompetence or willful misconduct in the performance of Employee’s duties with respect to the Company or any of its affiliates;

(ii) neglect, malfeasance, nonfeasance, or other conduct of Employee in the performance of the services contemplated by this Agreement which, in the sole judgment of Company, causes Employee to fail to satisfy reasonable standards of performance which have been communicated in advance to Employee and which Employee fails to cure after being given a reasonable opportunity to cure (the period of time for such reasonable opportunity to cure shall not exceed thirty (30) calendar days unless otherwise determined by Company);

(iii) the failure by Employee to comply with Company policies, decisions and instructions, as determined in the sole judgment of Company;

(iv) any suspension or barring of Employee from performing his material duties hereunder by reason of any statute, law, ordinance, regulation, order, judgment, or decree;

(v) willfully engaging in conduct that is materially injurious to the Company or any of its affiliates;

(vi) the disclosure, without specific authorization from the Company, of confidential information of the Company or any of its affiliates that is materially injurious to any such entity;

(vii) an act of theft, fraud, embezzlement, misappropriation or willful breach of a fiduciary duty to the Company or any of its affiliates;

(viii) has been convicted of (or pleaded no contest to) a crime involving fraud, dishonesty or moral turpitude or any felony (or a crime of similar import in a foreign jurisdiction);

(ix) the written confession by Employee of a felony, serious misdemeanor, or any crime or offense involving misuse or misappropriation of money or other property;

(x) irreconcilable differences with the Company and/or Board;

(xi) obstructive, destructive, demoralizing or unethical behavior or any other serious or persistent misconduct;

(xii) knowingly providing false or misleading information about Company or its affiliates to any person;

(xiii) physically harming, threatening to harm or harassing (including sexual harassment) any employee, officer, director, agent and/or customer of Company or its affiliates;

(xiv) any actual conflict of interest;

(xv) engaging in any act that is intended to harm, or may reasonably be expected to harm, the reputation and/or interests of Company;

(xvi) any breach of this Agreement, including but not limited to any breach of the Employee covenants set forth in paragraph 10 or the failure or cessation of the Employee representations set forth in paragraph 14 to be true, accurate and complete; or

(xvii) any unforeseen circumstance that amounts to a breach of duty, contractual or otherwise, that Employee owes to Company.

(c)
Termination by Company with Cause. In the event Employee is terminated for Cause, such termination shall be effective immediately upon notice from Company and Company shall pay Employee all accrued but unpaid Base Salary through the effective date of such termination with Cause, less payroll deductions and withholdings required by law. Employee shall not be entitled to receive any further compensation, including bonus compensation, if terminated with Cause.

(d)
Termination by Company Without Cause. In the event Employee is terminated without Cause, such termination shall be effective as of the date specified by the Company in a written notice to Employee, and Company shall pay Employee’s accrued but unpaid Base Salary through the effective date of such termination without Cause, less payroll deductions and withholdings required by law. In addition, provided Employee signs and does not revoke as may be permitted by law a general release of claims in a form acceptable to Company, Company shall pay Employee severance pay equal to the full value of employee’s remaining base pay for the remainder of the Term.
(e)
Termination by Death or Disability of Employee.

(i) General. In the event of Employee’s death during the Term, all obligations of the parties under this Agreement shall terminate immediately, and Company shall pay to Employee’s legal representatives all outstanding Base Salary through the date of death, less payroll deductions and withholdings required by law.

(ii) Disability. Subject to applicable state and federal law, if Employee is unable to perform Employee’s duties due to mental, physical, or other disability for a period of ninety (90) days in any twelve (12) consecutive months, as determined in good faith by the Company, this Agreement may be terminated by Company, at its option, by written notice to Employee, effective on the termination date specified in such notice, provided such termination date shall not be a date prior to the date of the notice of termination itself. Company shall pay to Employee all outstanding Base Salary through the termination date specified in the notice, less payroll deductions and withholdings required by law.

(f)
Disability Insurance. Any amounts paid to Employee pursuant to disability insurance policies provided and paid for by Company shall be offset against the amount of salary due from Company to Employee during the period of Employee’s disability. Notwithstanding the foregoing, nothing in this Section shall be construed as requiring Company to procure or maintain disability insurance for the benefit of Employee.
(g)
Termination by Employee. Employee may terminate this Agreement at any time, with or without cause, by giving written notice to Company. Any such termination shall become effective on the date specified in such notice, provided that Company may elect to have such termination become effective on a date after, but not more than, fourteen (14) calendar days after the date of the notice. Company shall pay Employee all accrued but unpaid Base Salary, less payroll deductions and withholdings required by law, through the effective date of such termination. Any such payments shall be payable in accordance with normal payroll practices.
9.
Employee Covenants.
(a)
Confidentiality and Non‑Disclosure. Employee recognizes and acknowledges that Employer has developed and established valuable Confidential Information (as defined below) and business and professional contacts and that Employee will have access to and/or assist in the development or maintenance of such Confidential Information and business and professional contacts solely as a result of Employee’s employment with Employer. In consideration of the special and unique information and opportunities afforded to Employee as a result of employment with Employer, Employee agrees (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, to any entity or person other than those with need and authority to know and use the Confidential Information in connection with the business of Employer; and (iii) not to access or use any Confidential Information, and not to copy any resources containing any Confidential Information, or remove any such resources from the premises or control of Employer, except as required in the performance of Employee’s authorized employment duties to Employer. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. Employee shall promptly provide written notice of any such order to the Board.

Employee understands and acknowledges that Employee’s obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon Employee first having access to such Confidential Information (whether before or after Employee begins employment by Employer) and shall continue during and after Employee’s employment by Employer until such time as such Confidential Information has become public knowledge other than as a result of Employee’s breach of this Agreement or breach by a third party and/or by those acting in concert with Employee or on Employee’s behalf.

(b)
“Confidential Information” is information, in any format or medium, not generally known to the public or widely known within the industry, relating to Employer’s (and the affiliates of Employer’s) operations, whether current, past, or planned. Such Confidential Information includes, but is not limited to, all information relating directly or indirectly to: business processes, methods or policies; plans, research, services, or strategies; transactions or potential transactions; trade secrets; computer programs, software, applications, or design; supplier or vendor information; financial, accounting, legal, marketing, advertising or pricing information; and any names and addresses of customers or clients or any data on or relating to past, present or prospective customers or clients of Employer. Employee understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. Failure to identify or to specifically mark any Confidential Information as confidential shall not affect its status as Confidential Information under this Agreement. Employee understands and agrees that Confidential Information includes information developed by Employee in the course of Employee’s employment by Employer as if Employer furnished the same Confidential Information to Employee in the first instance. Confidential Information shall not include information that is generally available to and known by the public or widely known within the industry at the time of disclosure to or creation by

Employee, provided that such disclosure is through no direct or indirect fault of Employee or persons acting on Employee’s behalf.
(c)
Return of Property. Employee agrees that, upon termination of employment, Employee will immediately surrender to Employer all Employer property in Employee’s possession or control, tangible or intangible, including, without limitation, Confidential Information in whatever embodiment or form, and all copies and other reproductions and extracts thereof, including those prepared by Employee.
(d)
Non‑Solicitation of Employees. During the term of Employee’s employment, and for a period of one year thereafter, Employee shall not, either alone or as a member of a partnership or association, or as an officer, director, advisor, consultant, agent, or employee of any other organization, solicit or encourage any employee of Employer to leave employment with Employer or otherwise make an offer of employment to any such individual.
(e)
Non‑Disparagement. During the term and following termination of Employee’s employment, Employee shall not criticize, ridicule or make any statement which disparages or is derogatory of Employer or the Board in any communications with any third party or in any public statement.
(f)
Restriction Period. The period of time during which the Employee is prohibited from engaging in such business practices pursuant to this Section 10 shall be extended by any length of time during which the Employee is in breach of such covenants.
10.
Acknowledgment of Reasonableness of Restrictions. Employee agrees to abide by the covenants contained in Section 10 in consideration of Employee’s employment, and to induce Employer to enter into this Agreement. Employee agrees that the restraints imposed under this Agreement are no greater than are reasonably necessary to preserve and protect the legitimate business interests of Employer, in light of the nature of the business in which Employer is engaged. Employee further acknowledges and agrees that Employer’s business is highly dependent upon Employee’s services for its success, that Employer has entrusted many aspects of its business and Confidential Information to Employee, and that Employee is an essential employee performing a key role for Employer in which Employee will have influence over other employees and business partners of Employer, and, therefore, the restrictions set forth in Section 10 are reasonable and essential to protect Employer’s legitimate business interests. Employee further acknowledges and agrees that the enforcement of the restrictive covenants in Section 10 by Employer will not in any manner impose an undue hardship upon Employee or preclude Employee from becoming gainfully employed in such manner and to such extent as to provide a standard of living for Employee, the members of Employee’s family, and those dependent upon Employee of at least the sort and fashion to which Employee and they have become accustomed or may expect.
11.
Specific Enforcement. Employee acknowledges that any breach of the covenants of Section 10 may result in irreparable injury and damage to Employer for which Employer may have no adequate remedy at law. Accordingly, Employee agrees that in the event of any such breach or any threat of breach:
(a)
Employer shall, in addition to any other remedies or damages available to it at law or in equity, be entitled to immediate and permanent specific performance injunctive relief restraining such breach or threatened breach, without having to prove damages and without provision of any bond. In addition, Employer shall be entitled to all costs and expenses, including reasonable attorneys’ fees and costs in enforcing the covenants of Section 10.
(b)
In the event of Employee’s violation of any restrictions in Section 10, the time period of the restrictions shall be extended by the period of time beginning when the violation commenced and ending when all activities constituting the violation shall have finally terminated in good faith to the reasonable satisfaction of Employer.
(c)
In the event that any portion of the restrictive covenants contained in Section 10, whether related to time period, geographic area, the nature of the activities restricted or otherwise, shall be declared by a court of competent jurisdiction to exceed the maximum that such court deems reasonable and enforceable, then this Agreement shall be deemed to be modified, and the parties desire the court to enforce and give effect to the restrictive covenants to the maximum extent permitted by law.

The covenants of Section 10 and the remedies of Employer under this Section 12 shall survive any termination of this Agreement. Further, the existence of any claim or cause of action by Employee against Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of the covenants of Section 10.

12.
Notification of Right to Disclose. Employee acknowledges receipt of notice that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. In addition, Employee has been given notice that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Finally, Employee acknowledges receipt of notice that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
13.
Employee’s Representations. Employee represents, warrants and covenants as follows to the best of his knowledge:

(a)
Employee is not a party to, or subject to the terms of, any agreement, written or unwritten, with any person, firm or entity which would have the effect of prohibiting Employee from entering into this Agreement or from carrying out the terms of this Agreement.
(b)
Employee has not taken any trade secrets or other confidential information from Employee’s other employer, and, even if Employee did have such trade secrets or confidential information, Employee agrees that Employee will not disclose those trade secrets and confidential information to Employer or use them in Employee’s employment.
(c)
Employee has not accepted, nor agreed to accept, and will not solicit, receive, accept or agree to accept, directly or indirectly, from any person or entity other than Employer any consideration for Employee to mention, use or identify any product, service, material, trademark or brand name.
(d)
EMPLOYEE FULLY UNDERSTANDS EVERY PROVISION OF THIS AGREEMENT AND HAS BEEN ADVISED OF EMPLOYEE’S RIGHT TO HAVE THIS AGREEMENT REVIEWED BY AN ATTORNEY OF EMPLOYEE’S CHOOSING AND HAS EITHER DONE SO OR HAS KNOWINGLY AND WILLINGLY DECIDED NOT TO DO SO.
14.
Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Employer, its successors and assigns and shall be binding upon Employee, Employee’s administrators, executors, legatees, heirs, and other legal representatives. Employer shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession or assignment had taken place. Except to the extent the context otherwise requires, the term the “Employer” as used herein shall include any such successors and assigns to Employer’s operations or assets.

This Agreement is for the personal services of Employee, being entered into by Employer in reliance on and in consideration of the personal skills, qualifications, experience and representations of Employee regarding such skill, qualifications and experience. Thus, neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Employee, Employee’s administrators, executors, legatees, heirs, and other legal representatives, except by will or by the laws of descent and distribution. Any purported assignment or transfer shall be null and void and shall be cause for immediate dismissal of Employee and termination of this Agreement for cause.

15.
Notices. Any notice to be given to a person hereunder shall be given by United States certified mail or by personal delivery (provided that within 24 hours a written copy of such transmission is deposited in United States certified mail or personally delivered), with return receipt by the addressee requested, and addressed, to Employer at its principal place of business, and to Employee at Employee’s address on the employment records of Employer, or at such other address most recently designated by that person for this purpose. Any notice shall be deemed given upon the date of receipt stated in the returned receipt or, if the address most recently specified by the addressee as provided above is not a valid address, the date of a returned receipt or other certification of the United States post office for such address certifying that the same is not a valid mailing address and that no forwarding address is known to such post office.
16.
Amendment/Waiver. No amendment or waiver of any provision of this Agreement shall be implied by any failure of any party to enforce any remedy upon the violation of such provision, even if such violation is continued or repeated subsequently, and in no event shall any amendment or waiver of any provision of this Agreement be effective against any party hereto unless expressed in writing signed by that party. No express waiver shall affect any provision other than the one specified in such waiver, and that only for the time and in the manner specifically stated.
17.
Construction. As used in this Agreement, the singular shall include the plural and any gender shall include all genders as the context requires. Unless the context otherwise requires, use of any form of the term “include” shall mean including without limitation; and use of the term “or” is not intended to be exclusive unless the context otherwise clearly requires.
18.
Headings. The headings and captions are for convenience only and shall not be deemed to limit, construe, affect, or alter the meaning of the underlying provisions.
19.
Severability. If any provision of this Agreement is or becomes invalid, illegal, or unenforceable in any jurisdiction for any reason, such invalidity, illegality, or unenforceability shall not affect the remainder of this Agreement, and the remainder of this Agreement shall be construed and enforced as if such invalid, illegal, or unenforceable portion were not contained herein.
20.
Entire Agreement. This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter and constitute a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter, except for any confidentiality, non-disclosure, non-disparagement, or similar agreements, which remain in full force and effect and are in addition to the covenants contained in this Agreement. No change, addition or amendment shall be made except by written agreement signed by all of the parties.
21.
Counterparts/Electronic Signature. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be one and the same instrument. Each party agrees that the electronic signatures of the parties included on this Agreement are intended to authenticate this writing and to have the same force and effect as manual signatures.
22.
Survival. Any provision of this Agreement that expressly, or by necessary implication, continues after termination of this Agreement, or Employee’s employment by Employer, shall survive the termination of this Agreement and Employee’s employment by Employer.

23.
Governing Law/Jurisdiction/Venue. This Agreement shall be construed and enforced under and in accordance with the laws of the State of Nebraska without giving effect to the conflict of law principles thereof. All actions and proceedings to enforce the obligations of the parties under this Agreement shall be initiated in an appropriate state or federal court in Douglas County, Omaha, Nebraska to the exclusion of all other courts, and the parties consent to the jurisdiction and venue of any such court and waive any argument that venue in such forum is not convenient.
24.
Code Section 409A Compliance. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate and distinct payment for purposes of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, Employee shall not be considered to have terminated employment with Company for purposes of any payments under this Agreement or any other arrangement between Employee and the Company which are subject to Section 409A until Employee would be considered to have incurred a “separation from service” from Company within the meaning of Section 409A. Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. Employee understands and agrees that Employee shall be solely responsible for the payment of any taxes, penalties, interest, or other expenses incurred under Section 409A.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement with the intent it be effective as of the Effective Date.

NICHOLAS FINANCIAL, INC. By: /s/ Charles Krebs Name: Charles Krebs Title: Chief Financial Officer	JEFFREY ROYAL By: /s/ Jeffrey Royal Name: Jeffrey Royal